AMENDMENT TO
                  STOCKHOLDERS' RIGHTS AGREEMENT
                             BETWEEN
                           ALTEON INC.
                               AND
         REGISTRAR AND TRANSFER COMPANY, AS RIGHTS AGENT


     AMENDMENT TO STOCKHOLDERS' RIGHTS AGREEMENT dated as of
April 23, 1997 between Alteon Inc., a Delaware corporation, (the
"Company") and Registrar and Transfer Company, as Rights Agent
(the "Rights Agent").

                      PRELIMINARY STATEMENTS

     1. The Company and the Rights Agent are parties to the Stockholders' Rights Agreement dated as of July 27, 1995 (the
"Agreement").

     2. Section 26 of the Agreement provides for the amendment of the Agreement by the Company.

     3. The Company wishes to amend the Agreement to provide for certain exceptions to its terms.

     NOW THEREFORE, for good and valuable consideration, the Company and the Rights Agents agree as follows:

     1. The Agreement is hereby amended by the addition of the following Section 33:

          SECTION 33. Certain Exceptions. For purposes of this Agreement and subject to the following sentence, none of Halifax Fund, L.P., Galileo Capital, L.L.C., RGC International Investors, LDC, Heracles Fund, Lewis Fraser or Joseph A. Umbach (each an "Investor," collectively, the "Investors") or their Permitted Transferees (as defined below) shall be deemed to be a Beneficial Owner of Common Shares which are (i) issuable upon conversion of the Corporation's 6% Cumulative Convertible Preferred Stock ("Preferred Stock"), (ii) issuable upon exercise of the warrants issued to the Investors concurrently with the issuance of the Preferred Stock (the "Warrants"),
     (iii) issued upon conversion of the Preferred Stock or
     (iv) issued upon exercise of the Warrants (the Common Shares referred to in phrases (i) through (iv) being referred to as the "Exempt Shares"). The exemption from Beneficial Ownership for the Exempt Shares of an Investor or Permitted Transferee shall be effective only if, and for so long as, the total number of Common Shares of which such Investor or Permitted Transferee would be deemed to be the Beneficial Owner (exclusive of the Exempt Shares and Common Shares Beneficially Owned by an Affiliate or an Associate of such Investor or Permitted

     Transferee which Common Shares are not Group Held Shares (as hereinafter defined)), together with all Common Shares (exclusive of the Exempt Shares) Beneficially Owned by any person that is filing a Schedule 13D with such Investor or Permitted Transferee, as the case may be, as a "group" with regard to the Company ("Group Held Shares"), does not exceed 4.9% of the Company's issued and outstanding Common Shares, provided that any increase in the percentage of Common Shares Beneficially Owned by an Investor or a Permitted Transferee solely as the result of a reduction in the Company's outstanding Common Shares shall be disregarded for purposes of determining such 4.9% Beneficial Ownership. For purposes of this Section, "Permitted Transferee" shall mean an Investor, an Affiliate of an Investor, any Person whose holdings of Common Shares are under the investment management of The Palladin Group, L.P. or its Affiliates, and any other Person to whom an Investor or a Permitted Transferee has transferred the Preferred Stock, the Warrants or the Common Shares issued upon the conversion or exercise thereof, as the case may be, with the prior written consent of the Company, which consent shall not be unreasonably withheld, provided that such Person shall be a Permitted Transferee only with respect to the Exempt Shares transferred with the consent of the Company and not with respect to any Exempt Shares transferred without the consent of the Company notwithstanding the fact that such Person is a Permitted Transferee as the result of a previous transfer of Exempt Shares with the consent of the Company.

     2. Except as specifically modified by this Amendment, all terms of the Agreement shall remain in full force and effect and shall be unaffected by this Amendment.


                        * * * * * * * * *

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.


                              ALTEON INC.


                              By:    /s/ Kenneth I. Moch
                                     ____________________
                              Name:  Kenneth I. Moch
                              Title: SVP, Finance and
                                     Business Development



                              REGISTRAR AND TRANSFER COMPANY



                              By:    /s/ William P. Tatler
                                     _____________________
                              Name:  William P. Tatler
                              Title: Vice President